Exhibit 99.1

Smart Balance Announces Second Quarter 2011 Results

Company Delivers Strong Performance and Raises Outlook for Full Year
Net Sales Grow 6% and Earning Per Share Swing to a Profit
Acquires Glutino Food Group - #1 Brand in Rapidly Growing Gluten-Free Category

Paramus, N.J. (August 4, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the second quarter ended June 30, 2011 and raised its outlook for the full year.  For the second quarter of 2011, net sales increased 6.1% while earnings per share advanced to an income of $0.06 versus a loss of $2.13 last year.  Excluding one-time items, earnings per share for the second quarter of 2011 increased more than three-fold to $0.07, from $0.02 in the previous year.  Sales growth and continued strong expense management drove the significant increase in earnings per share.

Smart Balance announced, yesterday, it acquired 100% of the equity interest of Importations DE-RO-MA, which owns the Glutino Food Group (“Glutino”), for $66.3 million.  Based in Laval, Quebec, Glutino is a leading manufacturer and marketer of innovative, premium-priced, gluten-free foods sold under the Glutino and Gluten Free Pantry brands.  The company offers a wide range of shelf-stable and frozen gluten-free products, including snack foods, frozen baked goods, frozen entrees and baking mixes throughout North America and on its website www.glutenfree.com.

Smart Balance increased its full year 2011 outlook to reflect the improvement in first half operating results and the acquisition of Glutino.  The Company now expects net sales to grow in the 10% to 12% range and cash operating income to grow in the 12% to 14% range.  This compares to the Company’s previous stated outlook of mid-single-digit net sales growth and high-single-digit cash operating income growth.

Commenting on the announcements, Chairman and Chief Executive Officer Stephen Hughes stated, “We are pleased to report a strong quarter and a strategic acquisition, both of which contributed to our improved outlook for 2011.  In the quarter, net sales growth improved as the overall spreads category stabilized from the price increases initiated earlier in the year.  Our three-tier spreads strategy is performing well, reporting sales growth of over 5%.  Our enhanced milk initiative is achieving solid top-line growth.  Earth Balance continues to perform well, with approximately 26% sales growth, driven by product innovation and continued strong performance from the natural channel.  In addition, we managed expenses well in the quarter with a focused approach on driving the efficiency and effectiveness of our overall marketing investment, while aggressively strengthening our positions in the marketplace.”

Regarding the acquisition, Mr. Hughes stated, “We are thrilled to add the Glutino Food Group to our portfolio of health and wellness brands.  We expect it to contribute to the future growth of Smart Balance.    Glutino’s dedication to providing high-quality and great-tasting products has enabled the company to pioneer and shape the gluten-free category.  It has created a strong consumer following and has established Glutino as the preeminent gluten-free brand.  We are very impressed with the Glutino management team, led by Terence Dalton, and believe the skill sets of both teams will improve the performance of both companies.  Overall, our companies have similar missions and values.   We believe Smart Balance’s core competencies will help Glutino further realize its growth potential through this combination, ultimately creating long-term value for our shareholders, and exciting opportunities for our new and existing employees.”

Second Quarter Results

Net sales in the second quarter of 2011 increased 6.1% to $59.0 million, compared to net sales of $55.6 million in the second quarter of 2010.    This performance primarily reflected modestly higher selling prices and volume, partially offset by higher promotional spending, and changes in product mix.

In the spreads category, sales growth from the Company’s three-tier brands, Smart Balance®, Earth Balance® and Bestlife™, resulted in an increase in overall spreads sales of 5.4%.    The Company indicated that the timing of Easter and the net impact of pricing activity in the spreads category were positive factors in the sales performance in the quarter. The Company’s total spreads dollar market share1 in the second quarter of 2011 declined 60 basis points versus year-ago to 14.7%, while total spreads volume market share increased 20 basis points.   The decline in dollar market share for the quarter was due to the timing associated with achieving on-shelf price increases versus that of the competition, as well as a higher mix of the Company’s Bestlife™ value brand, reflecting the overall consumer shift to value brands from premium brands in the market.

Smart Balance® enhanced milk sales increased 32.5% in the quarter as the Company continues to benefit from the 2010 expansion of its distribution beyond the established markets of Florida and the Northeast.  Smart Balance® enhanced milk is now sold in approximately 65% of the supermarkets in the U.S., and its market share in the healthy premium milk segment, which consists of organic, lactose-modified, soy, almond and enhanced varieties, was 2.4% in the second quarter of 2011, compared to 2.1% in the year ago period and 1.7% in the first quarter of 2011.

The Company’s grocery products portfolio registered a 1.5% decline in sales versus the year-ago second quarter, largely reflecting lower volume of popcorn, peanut butter and mayonnaise, modestly offset by higher volumes in cooking oil.

The Company indicated that its Earth Balance® portfolio continued to perform well, registering a sales gain of 25.6% versus year-ago in the second quarter.  This gain was primarily driven by growth of Earth Balance® spreads, including its recent launch of MindfulMayo ™ and Organic Coconut Spread, and soymilks in the natural foods channel.   Earth Balance® products have continued to gain new distribution in the grocery channel.

Gross profit in the second quarter of 2011 was $28.2 million, or 47.8% of net sales, compared with gross profit of $26.9 million, or 48.4% of net sales, in the second quarter of 2010.  The lower margin reflected the planned increase in promotional spending, as well as the impact of rising commodity costs and a product mix shift to lower margin products. Partially offsetting these impacts were the benefit of higher selling prices.

Operating income was $7.4 million in the second quarter, compared to an operating loss of $128.8 million in the second quarter of 2010.  Operating income increased nearly 140% excluding one-time items which impacted the second quarter of 2010.  Impacting operating income in the second quarter of 2010, were one-time charges totaling $1.9 million related to restructuring costs and a goodwill impairment charge of $130.0 million.

The significant improvement in operating performance was primarily the result of higher net sales and gross profit, as well as lower non-promotional marketing expenses, due to the planned shift in the Company’s overall marketing mix to trade promotions and coupons (promotional expenses).  Also benefiting the operating income comparison for the quarter were lower stock-based compensation expenses.  Partially offsetting these positive factors was an increase in selling and distribution costs due, in part, to increases in fuel costs.

Cash operating income increased 37.3% to $10.3 million in the second quarter compared to $7.5 million in the prior year’s quarter.  The table below provides a reconciliation of operating income to cash operating income, a non-GAAP measure.

Reconciliation of Operating Income to Cash Operating Income – Second Quarter

$ in Millions	2011	2010

Operating Income	$7.4	$(128.8)
Less non-cash and one-time items affecting Operating Income:
Stock-based compensation expense	1.3	1.8
Depreciation	0.4	0.3
Amortization of intangibles	1.2	1.0
Goodwill impairment	-	130.0
Restructuring	-	3.2

Subtotal non-cash/one-time items	2.9	136.3
Cash Operating Income	$10.3	$7.5

Net income in the second quarter of 2011 was $3.3 million, or $0.06 per share, compared with a net loss of $133.1 million, or $2.13 per share, in the year-ago quarter.  In the 2011 quarter, the provision for income taxes was unfavorably impacted by a reduction of deferred tax assets, related to the forfeiture of certain stock options, by approximately $0.6 million.  The 2010 quarter was unfavorably impacted by a goodwill impairment charge of $130.0 million, or $2.08 per share.  In addition, the 2010 second quarter was impacted by one-time charges totaling $1.2 million, or $0.02 per share, associated with an organizational restructuring and $3.1 million, or $0.05 per share, related to the forfeiture of certain stock options.     Excluding these one-time after-tax items, net earnings increased to $3.9 million, or $0.07 per share, from $1.2 million, or $0.02 per share, in the previous year period.  This performance reflected the growth in operating income.

Reconciliation of One-time Items Affecting Net Earnings and EPS – Second Quarter

	Net Earnings ($ Millions)		EPS ($ Per share)

	2011	2010	2011	2010

Reported	$3.3	$(133.1)	$0.06	$(2.13)
Less one-time items:
Goodwill impairment charge	-	130.0	-	2.08
Forfeiture of certain stock options	0.6	3.1	0.01	.05
Restructuring charges, net	-	1.2	-	.02

Excluding one-time Items	$3.9	$1.2	$0.07	$0.02

During the second quarter, the Company re-purchased approximately 0.6 million shares of its common stock at a total cost of $3.0 million.

Full Year Outlook

With the improvement in operating performance in the first two quarters of the year, and the acquisition of the Glutino Food Group, the Company increased its outlook for the full year of 2011.  The Company now expects to grow net sales in the 10% to 12% range and cash operating income in the 12% to 14% range.  This compares to the prior outlook of net sales in the mid-single-digit range and cash operating income in the high-single-digit range versus year-ago.

Footnotes

1 All references to market share are based on U.S. mass-market dollar volume according to The Nielsen Company (an independent research entity), unless otherwise noted.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products which we generate a substantial portion of our revenues;

•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of our new products;
•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;
•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and
•	maintain volume in light of price increases stemming from rises in commodity costs.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance.  Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, amortization of intangibles, impairment charges and net realignment charges.  Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance.  However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies.  We have included in this press release reconciliations of cash operating income to operating income as calculated in accordance with GAAP.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Enhanced Milks, Buttery Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise Dressing, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.   Smart Balance owns the Glutino Food Group, a trusted pioneer and leader in the gluten-free category. Based in Laval, Quebec, the company offers a wide variety of great-tasting, gluten-free foods consumers can trust. Products are available nationwide at local supermarkets, natural and organic retailers and on www.glutenfree.com.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Contact:
Carole Buyers, CFA
Vice President Investor Relations & Business Development
Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,266	$3,840
Accounts receivable, net of allowance of: $236 (2011) and $261 (2010)	12,616	12,960
Accounts receivable - other	1,395	755
Inventories	7,008	7,949
Prepaid Taxes	246	—
Prepaid expenses and other assets	5,082	2,651
Deferred tax asset	2,643	2,320
Total current assets	37,256	30,475
Property and equipment, net	5,836	5,378
Other assets:
Goodwill	248,912	248,912
Intangible assets, net	148,027	150,017
Deferred costs, net	2,830	1,467
Other assets	1,748	2,154
Total other assets	401,517	402,550
Total assets	$444,609	$438,403
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$25,377	$23,481
Income taxes payable	1,179	457
Current portion of long term debt	5,000	5,000
Total current liabilities	31,556	28,938
Long term debt	44,000	44,000
Deferred tax liability	45,336	44,165
Contract payable	4,125	5,500
Other liabilities	1,254	2,301
Total liabilities	126,271	124,904

Commitment and contingencies
Stockholders' equity
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2011 and 2010) issued and 58,940,020 and 59,999,832 outstanding in 2011 and 2010, respectively	6	6
Additional paid in capital	537,681	534,568
Accumulated deficit	(203,754)	(210,627)
Treasury stock, at cost (3,690,663 and 2,630,851 shares in 2011 and 2010, respectively)	(15,595)	(10,448)
Total stockholders' equity	318,338	313,499
Total liabilities and stockholders' equity	$444,609	$438,403

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$59,021	$55,634	$118,743	$119,268
Cost of goods sold	30,849	28,771	62,199	59,057
Gross profit	28,172	26,863	56,544	60,211

Operating expenses:
Marketing	5,889	10,076	11,390	20,498
Selling	5,150	4,415	10,300	9,620
General and administrative	9,716	11,195	19,844	23,127
Goodwill impairment	—	130,000	—	130,000
Total operating expenses	20,755	155,686	41,534	183,245
Operating income (loss)	7,417	(128,823)	15,010	(123,034)

Other income (expense):
Interest expense	(684)	(767)	(1,474)	(1,712)
Other income (expense), net	(188)	(216)	466	(585)
Total other (expense)	(872)	(983)	(1,008)	(2,297)
Income (loss) before income taxes	6,545	(129,806)	14,002	(125,331)
Provision for income taxes	3,216	3,327	7,130	4,822
Net income (loss)	$3,329	$(133,133)	$6,872	$(130,153)

Income (loss) per share:
Basic	$0.06	$(2.13)	$0.12	$(2.08)
Diluted	$0.06	$(2.13)	$0.11	$(2.08)

Weighted average shares outstanding:
Basic	59,267,479	62,460,844	59,577,678	62,545,294
Diluted	59,721,217	62,460,844	60,026,195	62,545,294